Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-189212
Registration No. 333-189212-10

Free Writing Prospectus dated October 15, 2015

$900,000,000

CarMax Auto Owner Trust 2015-4

Issuing Entity or Trust

CarMax Business Services, LLC

Sponsor and Servicer

CarMax Auto Funding LLC

Depositor and Seller

The depositor has prepared a preliminary prospectus supplement dated October 15, 2015 and prospectus dated October 15, 2015 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s Ratings Services	Moody’s Investors Service, Inc.
Class A-1 Notes	A-1+ (sf)	P-1 (sf)
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class A-4 Notes	AAA (sf)	Aaa (sf)
Class B Notes	AA+ (sf)	Aa2 (sf)
Class C Notes	A+ (sf)	A2 (sf)
Class D Notes	BBB (sf)	Baa2 (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes

Credit Suisse	Barclays	Wells Fargo Securities

Co-Managers of the Class A Notes

BofA Merrill Lynch	MUFG	RBC Capital Markets	Scotiabank

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (800) 221-1037.